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                                        Contact:
                                        Richard Y. Fisher
                                        (414) 355-0037



                THE DIANA CORPORATION (NYSE-DNA)
              ACQUIRES VALLEY COMMUNICATIONS, INC.


     Milwaukee, WI, November 30, 1995; The Diana Corporation announced that it has acquired a majority interest in Fremont, California based Valley Communications, Inc.

     Valley Communications, Inc. is one of the largest network installation and service companies in California. Valley offers its clients a broad range of expertise in design, engineering and installation of all major structured wiring services for voice and data communications networking. Valley is also a value reseller for several major networking electronics manufacturers including Cisco Systems, Bay Networks and Racal Datacom. This positions Valley as a premiere "one-stop" source for all communications planning and installation needs.

     This acquisition presents Diana with a significant entry into the fast changing U.S. communications/networking industry. The relationship with Diana will assist Valley in its expansion of products, services and geographical area.

     Valley's current management team will continue to operate the company, with plans to add additional professional staff to assist in meeting the growth projections of the near future.

     The Diana Corporation, through its subsidiaries, Sattel Communications Company and C&L Communications, Inc., is a telecommunications equipment provider to telephone companies, systems integrators and interconnect companies, both within the U.S. and internationally. C&L is a value-added distributor of products sold into wide area and local area integrated networks to transport voice, data and video communications. Sattel is a manufacturer of technologically advanced voice and data central office telecommunications equipment for use in public switched telephone networks and for use in private data networks.